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                                   Exhibit 11

                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

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                                               Three Months          Three Months           Nine Months           Nine Months
                                                   Ended                 Ended                 Ended                 Ended
                                            September 30, 1999    September 30, 1998    September 30, 1999    September 30, 1998
                                            ------------------    ------------------    ------------------    ------------------



Net loss-Limited Partners                                $0                   $0                    $0                    $0

Average Class A and B units outstanding                 921                  921                   921                   921

Net loss per Class A and B unit                          $0                   $0                    $0                    $0

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